Exhibit 99.1

Contacts:
FOR IMMEDIATE RELEASE —
July 29, 2011	Media:
Kathy A. Schoettlin – (812) 465-7269
Executive Vice President – Communications

Financial Community:
Lynell J. Walton – (812) 464-1366
Senior Vice President – Investor Relations
Old National Bank Assumes Deposits and Purchases Assets of Integra Bank
•	Old National selected as the acquirer by the FDIC in a bidding process

•	Transaction includes 52 banking centers in Southern Illinois, Southern Indiana and Western Kentucky
EVANSVILLE, Ind. (July 29, 2011): Old National Bancorp (NYSE: ONB) announced today that its wholly owned subsidiary, Old National Bank has entered into a purchase and assumption agreement with loss share arrangements with the Federal Deposit Insurance Corporation (FDIC) to assume approximately $1.5 billion in deposits and purchase approximately $1.2 billion in loans of Integra Bank, National Association (Integra), a full service community bank headquartered in Evansville, Ind.
With this acquisition, Old National will now operate a total of 52 former Integra banking centers in Southern Illinois, Southern Indiana and Western Kentucky resulting in more than 220 total banking centers within its footprint. This partnership strengthens Old National’s position as the fourth largest deposit holder in the state of Indiana.
“We are extremely pleased to have been selected by the FDIC in this bidding process to provide a safe, secure home at Old National for Integra’s clients,” said Old National President & CEO Bob Jones. “Old National and Integra have been community partners and neighbors for many years, and we feel privileged to continue the commitment to friendly, local service and highly personalized care that clients have come to expect.”
This transaction is expected to be immediately accretive to Old National’s earnings per share, excluding one-time charges.
All Integra offices were closed on Friday, July 29, 2011, by the Office of Comptroller of the Currency and the FDIC was named Receiver. All Integra offices will reopen as Old National offices at their next scheduled opening day, beginning Saturday, July 30, 2011, and all former Integra Bank customers will be able to conduct banking business as usual within those offices.
Clients who have immediate questions may contact the FDIC toll-free at 1-800-830-6698 or visit http://www.fdic.gov to learn more.
Old National was advised by the legal firm of Krieg DeVault LLP and used Sandler O’Neill + Partners, L.P and DD&F Consulting Group as financial advisors.
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About Old National
Old National Bancorp is the largest financial services holding company headquartered in Indiana and, with $8.1 billion in assets (prior to this acquisition), ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance which is one the top 100 largest agencies in the US and the 10th largest bank-owned insurance agency. For more information and financial data, please visit Investor Relations at oldnational.com.
Conference Call Reminder
Old National will hold a conference call at 10:00 a.m. Central on Monday, August 1, 2011, to discuss the FDIC-assisted acquisition of Integra, second quarter 2011 financial results, strategic developments, and the Company’s financial outlook. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the Company’s Investor Relations web page at oldnational.com and will be archived there for 12 months. A replay of the call will also be available from Noon Central on August 1 through August 15. To access the replay, dial 1-800-642-1687, conference code 82000278.
Forward-Looking Statements
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of Old National’s financial condition, results of operations, asset and credit quality trends and profitability and statements about the financial benefits and other effects of the acquisition of certain assets and assumption of certain liabilities of Integra Bank from the FDIC. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: expected cost savings, synergies and other financial benefits from the acquisition of Integra Bank assets and liabilities might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business, competition, government legislation and policies; ability of Old National to execute its business plan, including the integration of the acquired Integra Bank assets and liabilities; changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits, failure or circumvention of our internal controls, failure or disruption of our information systems, significant changes in accounting, tax or regulatory practices or requirements, new legal obligations or liabilities or unfavorable resolutions of litigations, other matters discussed in this release and other factors identified in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this release, and Old National undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.
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